EXHIBIT 99

                                  PRESS RELEASE

                 ADMIRALTY BANCORP INC. ANNOUNCES STOCK DIVIDEND

For Release:               IMMEDIATELY
Contact:                   WARD KELLOGG                           (561) 624-4701
                           MELISA KRATZ                           (561) 624-4701
                           LEONARDO G. ZANGANI,
                           Investor Relations                     (908) 788-9660

PALM BEACH GARDENS, FLORIDA, DECEMBER 21, 1999 . . . The Board of Directors of ADMIRALTY BANCORP, INC. (NASDAQ NM: AAABB) has declared a stock dividend on its Class B common stock. Pursuant to the Company's previously adopted dividend policy of treating the Company's Class B shareholders the same as the Company's Class A shareholders, the amount of the Class B stock dividend was set at 12.91%. Holders of record of the Class B common stock as of December 31, 1999 will be entitled to receive this dividend.

Mr. Bruce M. Mahon, Chairman of the Board of Admiralty, stated "This stock dividend represents the great steps that the Company has taken during 1999. Through the third quarter of 1999, we had increased our assets to $126 million, our total loans to $90 million and our total deposits to $106 million. In addition, for the first nine months of the year, we had earnings of $119,000. We believe we are well positioned to continue our growth and enhance our profitability".

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ADMIRALTY BANCORP, INC. is the holding company for Admiralty Bank, which operates a commercial banking business through four offices located in Palm Beach Gardens, Boca Raton, Jupiter and Juno Beach, Florida.